Merrill Lynch Short Term US Government Fund, Inc.

File No. 811-6304

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending November 30, 2000, Merrill Lynch Short Term US Government Fund, Inc.
(the "Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill
Lynch Intermediate Government Bond Fund ("Intermediate
Government Bond"), File No. 811-4839.

At meetings of the Boards of Directors of the Registrant and Intermediate Government Bond, the Boards of
Directors approved an Agreement and Plan of Reorganization (the "Reorganization"). The
Reorganization referred collectively to (i) the acquisition of substantially all of the assets, and assumption of substantially all of the liabilities, of Intermediate Government Bond by the Registrant in exchange for an equal aggregate value of corresponding shares and the subsequent distribution of corresponding shares to the shareholders of Intermediate Government Bond; and (ii) the subsequent deregistration and dissolution of Intermediate Government Bond.

On July 14, 2000, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-41490 and 811-6304) (the "N-14
Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Intermediate Government Bond.
Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on October 12, 2000. The N-14 Registration Statement as so amended was declared effective by the Commission on October 13, 2000.

The shareholders of the Registrant and Intermediate
Government Bond approved the Reorganization at a special meeting of shareholders held for that purpose. On
 December 15, 2000 (the "Reorganization Date"), pursuant to the Agreement, Intermediate Government Bond transferred assets valued at $78,337,778.29 to the Registrant and received in exchange 8,311,773.960 newly-issued Class A, Class B, Class C, and Class D shares of the
Registrant comprised of 2,771,531.939 Class A shares,
2,675,573.038 Class B shares, 283,775.330 Class C shares
and 2,580,893.653 Class D shares. Such shares were then distributed to the shareholders of Intermediate Government
Bond on that date in proportion to each shareholder's interest (by Class) in the assets transferred.

An application for deregistration on Form N-8F will be filed by Intermediate Government Bond with the Securities and Exchange Commission.